Exhibit 23(b)

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

         We consent to the use in this Registration Statement of Optical Coating Laboratory, Inc. on Form S-4 of our report on the balance sheets of Optical Corporation of America as of June 30, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995, dated August 30, 1995, except for Notes 5 and 13, which are as of June 28, 1996, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

         Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Optical Corporation of America for the years ended June 30, 1994 and 1995. The financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Costa Mesa, California

August 15, 1996